UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934.

Date of Report: October 14, 2014

(Date of earliest event reported)

SOUTHWESTERN ENERGY COMPANY

(Exact name of registrant as specified in its charter)

Delaware	1-08246	71-0205415
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

2350 N. Sam Houston Pkwy. E., Suite 125 Houston, Texas	77032
(Address of principal executive offices)	(Zip Code)

(281) 618-4700

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 – Entry into a Material Definitive Agreement.

Purchase and Sale Agreement

On October 14, 2014, Southwestern Energy Production Company (“SEPCO”), a subsidiary of Southwestern Energy Company (the “Company”), entered into a purchase and sale agreement (the “PSA”) with Chesapeake Appalachia, L.L.C. (“Chesapeake”), a subsidiary of Chesapeake Energy Company. Pursuant to the PSA, at closing, SEPCO will acquire certain oil and gas assets covering approximately 413,000 net acres in West Virginia and southwest Pennsylvania targeting natural gas, natural gas liquids and crude oil contained in the Upper Devonian, Marcellus and Utica shales for approximately $5.375 billion, subject to customary closing adjustments, including adjustments based upon title and environmental due diligence (the “Acquisition”). The Acquisition is expected to close by year-end.

The PSA includes customary representations, warranties, covenants and indemnities by SEPCO and Chesapeake and requires SEPCO to deposit 5% of the unadjusted purchase price with Chesapeake, which has occurred. SEPCO’s and Chesapeake’s obligations to close the transaction are conditioned upon, among other things, (i) the accuracy of representations and warranties, (ii) performance of covenants, (iii) expiration or early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, if applicable, and (iv) the consent of the principal co-owner of the acreage to be acquired as well as such co-owner’s having waived or not exercised its 30-day preferential right to purchase such acreage. The PSA contains termination rights for SEPCO and Chesapeake, including (i) if conditions to closing are not satisfied through no fault of the terminating party, (ii) if the other party commits a material breach and (iii) if closing does not occur by March 15, 2015. There can be no assurance that the conditions to closing the transaction will be satisfied. If the PSA and the transaction are terminated because (i) certain conditions for SEPCO to close are not satisfied or waived and if SEPCO is not in material breach of the PSA, (ii) the parties mutually agreed to terminate the PSA, (iii) the transaction does not close by March 15, 2015 or (iv) Chesapeake, through no fault of SEPCO, is unable for reasons not permitted by the PSA to close the transaction, SEPCO has the right to receive a return of the 5% deposit.

The above description of the material terms and conditions of the PSA does not purport to be complete and is qualified in its entirety by reference to the full text of the PSA, which is filed as Exhibit 2.1 hereto.

Debt Financing Commitments

The Company has obtained debt financing commitments for the transaction contemplated by the PSA, the aggregate proceeds of which will be used by SEPCO to pay, in part, the purchase price in connection with the Acquisition and to pay related fees, costs and expenses.

Bank of America, N.A. (the “Initial Lender”) has committed to provide a $5.0 billion 364-day senior unsecured bridge term loan credit facility (the “bridge facility”) on the terms and subject to the conditions set forth in a commitment letter dated October 14, 2014, from the Initial Lender and Merrill Lynch, Pierce, Fenner & Smith Incorporated (the “Debt Commitment Letter”). Pursuant to the Debt Commitment Letter, the Company may borrow up to $5.0 billion of loans under the bridge facility. The obligation of the Initial Lender (which may be syndicated to other lenders) to fund amounts under the Debt Commitment Letter is subject to a number of conditions, including, without limitation, (i) negotiation, execution and delivery of definitive documentation with respect to the appropriate loan documents consistent with the Debt Commitment Letter; (ii) the accuracy of certain specified representations and warranties in the loan documents and the PSA; (iii) consummation of the Acquisition in accordance with the PSA; (iv) delivery of certain customary closing documents and certain financial statements relating to the Company and the assets to be purchased in the Acquisition; and (v) payment of applicable costs, fees and expenses. The final termination date for the Debt Commitment Letter is the same as the termination date under the PSA. The Company plans to access the debt and equity capital markets in advance of or following closing, depending on market conditions, to raise the permanent financing for the transactions.

The above description of the material terms and conditions of the Debt Commitment Letter does not purport to be complete and is qualified in its entirety by reference to the full text of the Debt Commitment Letter, which is filed as Exhibit 10.1 hereto.

Item 2.03 – Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosures required by this item are included in Item 1.01 and are incorporated herein by reference.

Item 9.01 – Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

2.1*	Purchase Agreement dated as of October 14, 2014 between Southwestern Energy Production Company and Chesapeake Appalachia, L.L.C.

10.1	Commitment Letter dated October 14, 2014 between Southwestern Energy Company, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Bank of America, N.A.

*	Pursuant to Item 6.01(b)(2) of Regulation S-K, the Company has omitted certain exhibits and schedules to the exhibit. The Company agrees to furnish supplementally a copy of any omitted schedule or exhibit upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 17, 2014	SOUTHWESTERN ENERGY COMPANY

	By:	/s/ R. Craig Owen

	Name:	R. Craig Owen
	Title:	Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

2.1*	Purchase Agreement dated as of October 14, 2014 between Southwestern Energy Production Company and Chesapeake Appalachia, L.L.C.

10.1	Commitment Letter dated October 14, 2014 between Southwestern Energy Company, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Bank of America, N.A.

*	Pursuant to Item 6.01(b)(2) of Regulation S-K, the Company has omitted certain exhibits and schedules to the exhibit. The Company agrees to furnish supplementally a copy of any omitted schedule or exhibit upon request.